Exhibit 99 (a)

For Release: 8:00 a.m. EST, February 1, 2005	Contact: David G. Bodkin
(248) 813-2532
david.g.bodkin@delphi.com

DELPHI NAMES NEW BOARD MEMBER

     TROY, Mich. — Delphi Corp. (NYSE:DPH) today announced the election of Craig G. Naylor, 56, to its board of directors. Naylor is group vice president, Electronic & Communication Technologies of DuPont, based in Wilmington, Del. He will serve on Delphi’s Compensation Committee.

     “Delphi is pleased to have Craig join our board of directors,” said Delphi chairman and CEO, J.T. Battenberg III. “His leadership skills, international experience and knowledge of electronic, imaging and display technologies will help Delphi tremendously as we diversify our customer base, develop technology-rich products and grow our adjacent markets.”

     During his nearly 35-year career with DuPont, Naylor has held positions in engineering, production management, manufacturing and product development. In 1987, he was transferred to Tokyo, Japan, and appointed Asia Pacific regional director, DuPont Automotive. Four years later he was transferred to Wilmington, Del., as products director, Engineering Polymers. Naylor transferred to Geneva, Switzerland, as Nylon resins business director in 1992. In January 1996 he was named vice president and general manager of Engineering Polymers. In February 2000 he was named group vice president and general manager — DuPont Engineering Polymers, Fluoroproducts and Packaging & Industrial Polymers. In February 2002 he was named group vice president — DuPont Performance Materials. He became group vice president for DuPont Electronic & Communication Technologies in March 2004.

     Naylor holds a bachelor’s degree in chemical engineering from Stevens Institute of Technology in New Jersey. In addition to Naylor, Delphi’s globally diverse outside board members include:

•	John D. Opie, Delphi’s lead independent director and retired vice chairman of the board and executive officer, General Electric Company;

•	Oscar de Paula Bernardes Neto, senior partner and chairman, LID Group, located in Sào Paulo, Brazil;

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•	Robert H. Brust, chief financial officer and executive vice president, Eastman Kodak Company;

•	Virgis W. Colbert, executive vice president, Miller Brewing Company;

•	David N. Farr, chairman and chief executive officer, Emerson Electric Company;

•	Dr. Bernd Gottschalk, president, Association of the German Automotive Industry, located in Frankfurt, Germany;

•	Shoichiro Irimajiri, representative director, Shoichiro Irimajiri, Inc., located in Tokyo, Japan;

•	Cynthia A. Niekamp, president and general manager, TorqTransfer Systems, vice president, BorgWarner Inc.

     Delphi’s inside directors include Battenberg, Alan S. Dawes, vice chairman and chief financial officer, and Rodney O’Neal, president and COO.

     Roger S. Penske, who was formerly a member of the board of directors, continues to serve on an uncompensated basis as Senior Advisor to the board of directors.

About DuPont

     For more information about DuPont, visit www.dupont.com.

About Delphi

     For more information about Delphi, visit www.delphi.com.

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